Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-39113, 33-54357, 333- 42842, 333-123512, and 333-168157 on Form S-8 and No. 333-190840 on Form S-3 of our report dated August 26, 2014, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation and subsidiaries as of June 29, 2014 and June 30, 2013, and for the years then ended, and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting as of June 29, 2014, appearing in this Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended June 29, 2014.

/s/ Deloitte & Touche LLP
Milwaukee, WI
August 26, 2014